Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

July 26, 2022

CFO Commentary on Second Quarter 2022 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ second quarter 2022 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q2 2022 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q2'22	Q1'22	Q2'21		Q/Q Change		Y/Y Change
Revenue	$1,269.6	$1,168.2	$1,172.3		9%		8%
Product	839.8	744.3	759.2		13%		11%
Service	429.8	423.9	413.1		1%		4%
Gross margin %	54.7%	55.6%	58.2%	(0.9)	pts	(3.5)	pts
Research and development	244.3	248.6	245.8		(2)%		(1)%
Sales and marketing	274.3	273.3	257.8		—%		6%
General and administrative	67.2	60.2	71.0		12%		(5)%
Restructuring charges	0.5	8.8	21.6		(94)%		(98)%
Total operating expenses	$586.3	$590.9	$596.2		(1)%		(2)%
Operating margin %	8.5%	5.0%	7.3%	3.5	pts	1.2	pts
Net income	$113.4	$55.7	$62.0		104%		83%
Diluted net income per share	$0.35	$0.17	$0.19		106%		84%

Non-GAAP

(in millions, except per share amounts and percentages)	Q3'22 Guidance	Q2'22	Q1'22	Q2'21	Q/Q Change		Y/Y Change
Revenue	$1,350 +/- $50	$1,269.6	$1,168.2	$1,172.3	9%		8%
Product		839.8	744.3	759.2	13%		11%
Service		429.8	423.9	413.1	1%		4%
Gross margin %	56.5% +/- 1.0%	56.2%	57.5%	60.0%	(1.3)	pts	(3.8)	pts
Research and development		226.5	231.3	224.7	(2)%		1%
Sales and marketing		258.4	256.3	238.0	1%		9%
General and administrative		52.2	46.3	55.9	13%		(7)%
Total operating expenses	$550 +/- $5	$537.1	$533.9	$518.6	1%		4%
Operating margin %	~15.8% at the midpoint	13.9%	11.8%	15.8%	2.1	pts	(1.9)	pts
Net income		$136.4	$101.6	$141.0	34%		(3)%
Diluted net income per share	$0.50 +/- $0.05	$0.42	$0.31	$0.43	35%		(2)%

Q2 2022 Overview

We ended the second quarter of 2022 at $1,270 million in revenue, above the mid-point of our guidance, and up 8% year-over-year. Non-GAAP earnings per share was $0.42, below the mid-point of our guidance range due entirely to lower than expected gross margin. We continue to be in a supply constrained environment with unprecedented costs to procure components and deliver our products. We prioritized delivering products to our customers as timely as possible which resulted in higher costs and lower gross margin.
Product orders remained strong during the second quarter and exceeded our expectations. As a reminder, we are experiencing some order strength attributable to industry supply chain challenges resulting in customers placing orders ahead of their normal order rate to account for the extended lead time. While product orders declined single-digits year-over-year, due to a difficult comparison, adjusted orders grew double-digits year-over-year. We saw particularly strong demand in the Enterprise vertical, with both gross and adjusted orders growing on a year-over-year basis. Our backlog1 increased more than $250 million on a sequential basis.
From a customer solution perspective, revenue for Automated WAN Solutions and AI-Driven Enterprise increased 17% year-over-year. Cloud-Ready Data Center revenue was essentially flat year-over-year.

Looking at our revenue by vertical, all verticals grew sequentially and on a year-over-year basis. Enterprise was up 15% year-over-year, followed by Service Provider growing 6% year-over-year, and our Cloud business grew 3% year-over-year.

Total Software and Related Services revenue was $213 million, which was an increase of 24% year-over-year. ARR2 grew approximately 34% year-over-year.
Total Security revenue was $159 million, down 8% year-over-year.
In reviewing our top 10 customers for the quarter, six were Cloud, three were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 34% of our total revenue as compared to 33% in Q2'21.

Non-GAAP gross margin was 56.2%, which was below our guidance range primarily due to elevated supply costs related to the challenging supply chain environment and lower than anticipated software mix. We experienced a greater volume of supply decommits in the quarter which resulted in increased expedite and component costs, as we prioritized delivering products to our customers as timely as possible. If not for elevated supply chain costs, we
1 Our product backlog consists of confirmed orders for products expected to be shipped to our distributors, resellers, or end-customers within the next twelve months.
2 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

estimate that we would have posted non-GAAP gross margin of approximately 59%. We expect the supply chain environment to remain challenged through at least the second-half of the year.
Non-GAAP operating expense increased 4% year-over-year and was up 1% sequentially.

Non-GAAP operating margin was 13.9% for the quarter, which was below our expectations due to lower than expected gross margin.
Cash flow used in operations was $267 million. We paid $67 million in dividends, reflecting a quarterly dividend of $0.21 per share, and repurchased $100 million worth of shares in the quarter.
Total cash, cash equivalents, and investments at the end of the second quarter of 2022 was $1.3 billion.

Revenue

Product and Service
•Product Revenue: $840 million, up 11% year-over-year and up 13% sequentially.
•Service Revenue: $430 million, up 4% year-over-year and up 1% sequentially. The year-over-year increase was primarily driven by strong sales of software subscriptions.

Customer Solution
•Automated WAN Solutions: $463 million, up 17% year-over-year and up 18% sequentially. The year-over-year and sequential increases were across all verticals.

•Cloud-Ready Data Center: $201 million, flat year-over-year and up 6% sequentially. The sequential increase was driven by Cloud and Enterprise, partially offset by a decrease in Service Provider.

•AI-Driven Enterprise: $227 million, up 17% year-over-year and up 6% sequentially. The year-over-year and sequential increase was primarily driven by Enterprise, and to a lesser extent, Service Provider, partially offset by a decrease in Cloud. Our Mist product family grew year-over-year.

•Hardware Maintenance and Professional Services: $379 million, flat year-over-year and up 1% sequentially.

Vertical
•Cloud: $331 million, up 3% year-over-year and up 8% sequentially. The year-over-year increase was driven by Automated WAN Solutions, partially offset by declines in AI-Driven Enterprise, Cloud-Ready Data Center and Hardware Maintenance and Professional Services. The sequential increase was primarily driven by Automated WAN Solutions, Cloud Ready Data Center, and to a lesser extent, Hardware Maintenance and Professional Services, partially offset by a decline in AI-Driven Enterprise.

•Service Provider: $471 million, up 6% year-over-year and up 10% sequentially. The year-over-year increase was primarily driven by Automated WAN Solutions, and to a lesser extent, Cloud-Ready Data Center and AI-Driven Enterprise, partially offset by a decrease in Hardware Maintenance and Professional Services. The sequential increase was primarily driven by Automated WAN Solutions, and to a lesser extent, AI-Driven Enterprise and Hardware Maintenance and Professional Services, partially offset by a decline in Cloud-Ready Data Center.

•Enterprise: $468 million, up 15% year-over-year and up 8% sequentially. The year-over-year increase was primarily driven by AI-Driven Enterprise, and to a lesser extent, Automated WAN Solutions and Hardware Maintenance and Professional Services, partially offset by a decrease in Cloud-Ready Data Center. The sequential increase was across all customer solutions.

Geography
•Americas: $749 million, up 15% year-over-year and up 14% sequentially. The year-over-year and sequential increase was across all customer verticals.

•EMEA: $337 million, up 4% year-over-year and up 1% sequentially. Year-over-year, the increase was primarily driven by Enterprise, and to a lesser extent, Cloud, partially offset by a decline in Service Provider. The sequential increases were primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decrease in Service Provider.

•APAC: $184 million, down 6% year-over-year and up 3% sequentially. Year-over-year, the decrease was primarily due to Enterprise and Cloud, partially offset by an increase in Service Provider. The sequential increase was primarily driven by Service Provider.

Additional Disclosures
•Software and Related Services: $213 million, up 24% year-over-year and down 6% sequentially. The year-over-year increase was driven by software license subscriptions and perpetual software licenses. The sequential decrease was caused by a decline in operating system software due to certain large customers buying patterns, partially offset by an increase in software subscriptions.

•Total Security: $159 million, down 8% year-over-year and 1% sequentially. Year-over-year, the decrease was due to product, partially offset by an increase in services. The sequential decrease was due to a decline in product.

Gross Margin
•GAAP gross margin: 54.7%, compared to 58.2% from the prior year and 55.6% from last quarter.

•Non-GAAP gross margin: 56.2%, compared to 60.0% from the prior year and 57.5% from last quarter.

•GAAP product gross margin: 48.6%, down 5.2 points from the prior year and down 0.5 points from last quarter.

•Non-GAAP product gross margin: 50.5%, down 5.6 points from the prior year and down 1.0 points from last quarter.

The year-over-year decreases in GAAP and Non-GAAP product gross margin were primarily due to elevated logistics and other supply chain costs and unfavorable product mix, partially offset by pricing actions and higher revenue.

On a sequential basis, the decreases in GAAP and non-GAAP product gross margin were primarily due to unfavorable software mix, and to a lesser extent, elevated logistics and other supply chain costs, partially offset by pricing actions and higher revenue. Although software mix as a percent of revenue was down in Q2'22 relative to Q1'22, due to lower sales of certain perpetual licenses, we continue to see consistent growth in software revenue, deferred SaaS and subscription revenue, as well as ARR.

•GAAP service gross margin: 66.6%, up 0.5 points from the prior year and down 0.3 points from last quarter.

•Non-GAAP service gross margin: 67.4%, up 0.2 points from the prior year and down 0.6 points from last quarter.

The year-over-year increases in service gross margin, on a GAAP and non-GAAP basis, were primarily driven by strong sales of hardware maintenance and software subscriptions and lower delivery costs. The sequential decrease was driven by higher delivery costs, partially offset by higher revenue.

Operating Expenses
•GAAP operating expenses: $586 million, a decrease of $10 million year-over-year, and a decrease of $5 million sequentially.

The year-over-year decrease in operating expenses was primarily due to lower restructuring charges, partially offset by higher headcount-related costs. The sequential decrease in operating expenses was primarily driven by lower restructuring charges.

GAAP operating expenses were 46.2% of revenue, down 4.7 points year-over-year and down 4.4 points sequentially.

•Non-GAAP operating expenses: $537 million, an increase of $19 million year-over-year, and an increase of $3 million sequentially.

The year-over-year and sequential increases in non-GAAP operating expenses were primarily due to higher employee-related costs.

Non-GAAP operating expenses were 42.3% of revenue, down 1.9 points year-over-year and down 3.4 points sequentially.

Operating Margin
•GAAP operating margin: 8.5%, an increase of 1.2 points year-over-year and an increase of 3.5 points sequentially.

•Non-GAAP operating margin: 13.9%, a decrease of 1.9 points year-over-year and an increase of 2.1 points sequentially.

Tax Rate
•GAAP tax rate: 21.7% provision, compared to 17.1% provision in the prior year and 21.9% benefit last quarter.

The year-over-year and quarter-over-quarter increase in the effective tax rate, on a GAAP basis, was primarily due to the effect of the gain recognized on the divestiture of our silicon photonics business in the current quarter and the beneficial impact of one-time items in the comparative periods.

•Non-GAAP tax rate: 18.8%, compared to 19.5% in the prior year and 20.4% last quarter.

The year-over-year and quarter-over-quarter decreases in effective tax rate, on a non-GAAP basis, were due to changes in the geographic mix of earnings.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.35, an increase of $0.16 year-over-year and an increase of $0.18 sequentially.

The year-over-year increase in EPS on a GAAP basis, was primarily driven by lower operating expenses and higher revenue, and to a lesser extent, a one-time gain realized from the sale of our silicon photonics business, partially offset by lower gross margin.

Sequentially, the increase in GAAP EPS was primarily driven by lower operating expenses, higher revenue, and to a lesser extent, one-time gain realized from the sale of our silicon photonics business, partially offset by an increase in tax rate.

•Non-GAAP diluted earnings per share: $0.42, a decrease of $0.01 year-over-year and an increase of $0.11 sequentially.

The year-over-year decrease in EPS on a non-GAAP basis was primarily due to lower gross margin, partially offset by higher revenue.

Sequentially, the increase in non-GAAP EPS was driven by higher revenue, partially offset by lower gross margin.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q2'22	Q1'22	Q4'21	Q3'21	Q2'21
Cash(1)	$1,285.6	$1,668.9	$1,693.5	$1,835.8	$1,815.4
Debt(2)	1,625.8	1,648.4	1,686.8	1,692.0	1,694.4
Net cash(3)	(340.2)	20.5	6.7	143.8	121.1
Operating cash flow	(266.9)	193.1	116.0	136.7	257.2
Capital expenditures	24.5	25.0	30.5	28.4	21.4
Depreciation and amortization	53.9	54.7	56.3	56.7	58.9
Share repurchases	100.0	112.2	148.3	50.0	110.0
Dividends	$67.3	$67.5	$64.2	$65.0	$64.7
Diluted shares	328.1	331.1	332.2	331.1	330.4
DSO	74	65	69	59	59
Headcount	10,535	10,385	10,191	10,093	9,898
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.

Cash Flow
•Operating Cash Flow: $267 million cash outflow, compared to $257 million cash flow from operations in Q2'2021 and $193 million cash flow from operations last quarter.

Our Q2 cash outflow includes approximately $165 million of additional payments to suppliers in pre-paid deposits as well as strategic inventory purchases in an attempt to meet our customers delivery demands; approximately $115 million of lower customer collections related to invoicing linearity; and approximately $75 million of additional cash tax payments related to the capitalization and amortization requirements for research and development expenditures of the Tax Cuts and Jobs Act of 2017 ("Tax Act"), which went into effect on January 1, 2022.

•The year-over-year decrease was primarily driven by higher supplier payments, lower customer collections, and higher cash taxes.
•The sequential decrease was primarily due to lower collections, higher supplier payments, and higher cash taxes, partially offset by lower payments for variable compensation.

Days Sales Outstanding (DSO)
•DSO: 74 days, a 9-day increase from prior quarter, driven by a significant increase in product invoicing which occurred later in the quarter, partially offset by higher revenue.

Capital Return
•In the quarter, we paid a dividend of $0.21 per share for a total of $67 million.
•In the quarter, we repurchased $100 million worth of shares.

Demand Metrics
•Total deferred revenue was $1,463 million, up $131 million year-over-year and down $4 million sequentially.
•Deferred revenue from customer solutions3 was $503 million, up $147 million year-over-year and up $34 million sequentially.
The year-over-year and sequential increases were mainly driven by an increase in SaaS and software license subscriptions.
•Deferred revenue from hardware maintenance and professional services was $960 million, down $16 million year-over-year and down $38 million sequentially.
The year-over-year and sequential decreases were primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Deferred product revenue, net	$112.4	$110.8	$118.1
Deferred service revenue, net	1,350.2	1,355.8	1,213.2
Total	$1,462.6	$1,466.6	$1,331.3

Deferred revenue from customer solutions	$503.1	$469.5	$355.8
Deferred revenue from hardware maintenance and professional services	959.5	997.1	975.5
Total	$1,462.6	$1,466.6	$1,331.3

Headcount
•Ending headcount for Q2'22 was 10,535, an increase of 637 employees year-over-year and an increase of 150 employees sequentially. The year-over-year increase was primarily a result of additional hires in our go-to-market and R&D organizations. The sequential increase was primarily a result of additional hires in our go-to-market organizations, partially offset by a reduction of employees resulting from the sale of our silicon photonics business.
Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.
There is a worldwide shortage of semiconductors and other components impacting many industries. Similar to others, we are experiencing ongoing supply chain challenges, which have resulted in extended lead times, as well as elevated logistics and component costs. We continue to work to resolve supply chain challenges and have increased
3 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

inventory levels and purchase commitments. We are working closely with our suppliers to further enhance our resiliency and mitigate the effects of disruptions outside of our control. We believe that even with these actions, extended lead times and elevated costs will likely persist for at least the remainder of the year. While the situation is dynamic, at this point in time we believe we will have access to sufficient supplies of semiconductors and other components to meet our financial forecast.

For the third quarter, we expect to see solid revenue growth driven by the strength of our backlog, strong demand and an improved supply outlook. Our better than expected supply outlook is the result of strategic actions we have taken to improve our access to components. We will continue to prioritize delivering products to our customers as timely as possible. We are incurring higher costs to secure supply, which will negatively impact margins over the next several quarters. In addition, we expect to see a similar software mix in the third quarter as we saw in the second quarter. These factors will continue to pressure our gross margin and overall profitability.

Q3 2022
Our guidance for the quarter ending September 30, 2022 is as follows:
•Revenue will be approximately $1,350 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 56.5%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $550 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 15.8% at the mid-point of revenue guidance.
•Non-GAAP other income and expense (OI&E) will be near Q2'22 levels.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.50, plus or minus $0.05. This assumes a share count of approximately 330 million.

Full-Year 2022
Given the strong order momentum we have seen coupled with our current backlog as well as an improved supply outlook, we are raising our revenue growth expectation for the year to approximately 10%. This assumes the current supply chain environment remains constrained throughout the year and does not deteriorate.

We also anticipate backlog to remain at elevated levels through the remainder of the year.
Non-GAAP gross margin for the full year 2022 is expected to be approximately 57%, down from our original expectations of 58-60%. As a result of the supply constrained environment, we now expect to absorb approximately $155 million of elevated component and freight cost in 2022, more than 50% higher than we had anticipated at the beginning of the year. We believe these elevated costs will be transitory over time. In addition, software, as a percentage of total revenue in the second half is expected to remain close to Q2'22 levels.

In 2021, we implemented some pricing actions which have begun to partially offset some, but not all of the increased costs we are incurring. We are planning to take additional pricing actions to further offset these incremental costs. However, given the size of our backlog these actions will take time to positively impact our results.
We remain committed to disciplined expense management, and we expect operating expense to grow slower than revenue. That said, we will continue to invest to take advantage of market opportunities, and non-GAAP operating expense is expected to be up on a full-year basis.

Given the pressure we are seeing on non-GAAP gross margin, we no longer have line of sight to at least 100 basis points expansion of non-GAAP operating margin. Our current expectation is non-GAAP operating margin will be flat to slightly down for the full year.

Our non-GAAP tax rate on worldwide earnings is expected to be 19.5% plus or minus 1%.

Our non-GAAP EPS is expected to grow on a full-year basis.

2023 Outlook

While the current global macroeconomic environment and the ongoing pandemic pose some uncertainty, we would like to provide some early color on our outlook for 2023.

With the order momentum we are seeing as well as our elevated backlog, and current expectations for supply, we expect revenue growth of at least mid-single digits on a full-year basis. We expect margin expansion and improved profitability in 2023.

Capital Return
Our Board of Directors has declared a cash dividend of $0.21 per share to be paid on September 22, 2022 to stockholders of record as of the close of business on September 1, 2022. We remain committed to paying our dividend and remain opportunistic with respect to share buybacks.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of manufacturing and supply constraints, and the consummation and integration of, and financial impact resulting from any acquisitions and divestitures on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to sufficient supplies of semiconductors and other components; deal, customer and product mix; costs; backlog; share buybacks; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the ongoing COVID-19 pandemic; general economic and political conditions globally or regionally, including any impact due to armed conflicts (such as the continuing conflict between Russia and Ukraine as well as governmental sanctions imposed in response); inflationary pressures; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; continuing manufacturing and supply chain challenges and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; our customers canceling orders that are included in the calculation of backlog, which they may do without significant penalty; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of new tax regulations, including the potential for corporate tax increases and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the ongoing COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended June 30, 2022. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity or equity method investments, gain on divestiture, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	June 30, 2022	December 31, 2021
Deferred product revenue	$112.4	$129.1
Deferred service revenue	1,350.2	1,284.5
Total	$1,462.6	$1,413.6

Deferred revenue from customer solutions	$503.1	$442.1
Deferred revenue from hardware maintenance and professional services	959.5	971.5
Total	$1,462.6	$1,413.6

Reported as:
Current	$940.4	$937.9
Long-term	522.2	475.7
Total	$1,462.6	$1,413.6

Customer Solution: Revenue Trend

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$396.1	$384.5	$498.0	$390.7	$462.9	$72.2	18.5%	$66.8	16.9%
Cloud-Ready Data Center	201.9	194.7	173.1	188.8	200.9	12.1	6.4%	(1.0)	(0.5)%
AI-Driven Enterprise	195.1	229.8	244.3	214.0	227.3	13.3	6.2%	32.2	16.5%
Hardware Maintenance and Professional Services	379.2	379.8	384.5	374.7	378.5	3.8	1.0%	(0.7)	(0.2)%
Total revenue	$1,172.3	$1,188.8	$1,299.9	$1,168.2	$1,269.6	$101.4	8.7%	$97.3	8.3%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q/Q Change		Y/Y Change
Software and Related Services	$172.5	$204.0	$241.5	$228.1	$213.4	$(14.7)	(6.4)%	$40.9	23.7%
Total Security	$171.7	$160.4	$161.7	$161.0	$158.6	$(2.4)	(1.5)%	$(13.1)	(7.6)%

Vertical Reporting: Revenue Trend

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q/Q Change		Y/Y Change
Cloud	$320.6	$303.3	$333.4	$307.0	$331.0	$24.0	7.8%	$10.4	3.2%
Service Provider	443.7	445.8	511.4	428.0	470.8	42.8	10.0%	27.1	6.1%
Enterprise	408.0	439.7	455.1	433.2	467.8	34.6	8.0%	59.8	14.7%
Total revenue	$1,172.3	$1,188.8	$1,299.9	$1,168.2	$1,269.6	$101.4	8.7%	$97.3	8.3%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP gross margin - Product	$407.9	$365.8	$408.8
GAAP product gross margin % of product revenue	48.6%	49.1%	53.8%
Share-based compensation expense	1.2	1.4	1.0
Share-based payroll tax expense	—	0.2	—
Amortization of purchased intangible assets	15.5	15.7	16.1
Gain (loss) on non-qualified deferred compensation plan ("NQDC")	(0.2)	(0.1)	0.1
Non-GAAP gross margin - Product	$424.4	$383.0	$426.0
Non-GAAP product gross margin % of product revenue	50.5%	51.5%	56.1%

GAAP gross margin - Service	$286.2	$283.6	$273.1
GAAP service gross margin % of service revenue	66.6%	66.9%	66.1%
Share-based compensation expense	3.7	4.5	3.9
Share-based payroll tax expense	0.4	0.5	0.1
Gain (loss) on NQDC	(0.7)	(0.3)	0.3
Non-GAAP gross margin - Service	$289.6	$288.3	$277.4
Non-GAAP service gross margin % of service revenue	67.4%	68.0%	67.2%

GAAP gross margin	$694.1	$649.4	$681.9
GAAP gross margin % of revenue	54.7%	55.6%	58.2%
Share-based compensation expense	4.9	5.9	4.9
Share-based payroll tax expense	0.4	0.7	0.1
Amortization of purchased intangible assets	15.5	15.7	16.1
Gain (loss) on NQDC	(0.9)	(0.4)	0.4
Non-GAAP gross margin	$714.0	$671.3	$703.4
Non-GAAP gross margin % of revenue	56.2%	57.5%	60.0%

GAAP research and development expense	$244.3	$248.6	$245.8
Share-based compensation expense	(19.3)	(16.6)	(20.1)
Share-based payroll tax expense	(0.4)	(1.6)	(0.2)
Loss (gain) on NQDC	1.9	0.9	(0.8)
Non-GAAP research and development expense	$226.5	$231.3	$224.7

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP sales and marketing expense	$274.3	$273.3	$257.8
Share-based compensation expense	(12.4)	(12.5)	(14.9)
Share-based payroll tax expense	(1.1)	(1.2)	(0.3)
Amortization of purchased intangible assets	(4.0)	(4.0)	(4.0)
Loss (gain) on NQDC	1.6	0.7	(0.6)
Non-GAAP sales and marketing expense	$258.4	$256.3	$238.0

GAAP general and administrative expense	$67.2	$60.2	$71.0
Share-based compensation expense	(10.6)	(10.2)	(10.6)
Share-based payroll tax expense	(0.1)	(0.2)	—
Acquisition related charges	(0.8)	(1.7)	(4.3)
Loss (gain) on NQDC	0.4	0.2	(0.2)
Others	(3.9)	(2.0)	—
Non-GAAP general and administrative expense	$52.2	$46.3	$55.9

GAAP operating expenses	$586.3	$590.9	$596.2
GAAP operating expenses % of revenue	46.2%	50.6%	50.9%
Share-based compensation expense	(42.3)	(39.3)	(45.6)
Share-based payroll tax expense	(1.6)	(3.0)	(0.5)
Amortization of purchased intangible assets	(4.0)	(4.0)	(4.0)
Restructuring charges	(0.5)	(8.8)	(21.6)
Acquisition related charges	(0.8)	(1.7)	(4.3)
Loss (gain) on NQDC	3.9	1.8	(1.6)
Others	(3.9)	(2.0)	—
Non-GAAP operating expenses	$537.1	$533.9	$518.6
Non-GAAP operating expenses % of revenue	42.3%	45.7%	44.2%

GAAP operating income	$107.8	$58.5	$85.7
GAAP operating margin	8.5%	5.0%	7.3%
Share-based compensation expense	47.2	45.2	50.5
Share-based payroll tax expense	2.0	3.7	0.6
Amortization of purchased intangible assets	19.5	19.7	20.1
Restructuring charges	0.5	8.8	21.6
Acquisition related charges	0.8	1.7	4.3
Gain (loss) on NQDC	(4.8)	(2.2)	2.0
Others	3.9	2.0	—
Non-GAAP operating income	$176.9	$137.4	$184.8
Non-GAAP operating margin	13.9%	11.8%	15.8%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP other expense, net	$(8.1)	$(12.9)	$(10.9)
GAAP other expense, net % of revenue	(0.6)%	(1.1)%	(0.9)%
Loss (gain) on equity investments	(5.6)	0.9	3.3
Loss (gain) on NQDC	4.8	2.2	(2.0)
Non-GAAP other expense, net	$(8.9)	$(9.8)	$(9.6)
Non-GAAP other expense, net % of revenue	(0.7)%	(0.8)%	(0.8)%

GAAP income tax provision (benefit)	$31.6	$(10.1)	$12.8
GAAP income tax rate	21.7%	(21.9)%	17.1%
Income tax effect of Assets Held for Sale and tax legislation	—	12.9	—
Income tax effect of non-GAAP exclusions	—	23.2	21.4
Non-GAAP provision for income tax	$31.6	$26.0	$34.2
Non-GAAP income tax rate	18.8%	20.4%	19.5%

GAAP net income	$113.4	$55.7	$62.0
Share-based compensation expense	47.2	45.2	50.5
Share-based payroll tax expense	2.0	3.7	0.6
Amortization of purchased intangible assets	19.5	19.7	20.1
Restructuring charges	0.5	8.8	21.6
Acquisition related charges	0.8	1.7	4.3
Gain on divestiture	(45.8)	—	—
Loss (gain) on equity investments	(5.6)	0.9	3.3
Loss from equity method investment	0.5	—	—
Income tax effect of Assets Held for Sale and tax legislation	—	(12.9)	—
Income tax effect of non-GAAP exclusions	—	(23.2)	(21.4)
Others	3.9	2.0	—
Non-GAAP net income	$136.4	$101.6	$141.0

GAAP diluted net income per share	$0.35	$0.17	$0.19
Non-GAAP diluted net income per share	$0.42	$0.31	$0.43
Shares used in computing GAAP diluted net income per share	328.1	331.1	330.4
Shares used in computing Non-GAAP diluted net income per share	328.1	331.1	330.4